National General Holdings Corp. Announces Agreement to Divest Euro Accident Health and Care Insurance in Sweden
NEW YORK, September 3, 2019 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ:NGHC) announced today that it has entered into an agreement to sell its Euro Accident Health and Care Insurance Sweden operation (Euro Accident Sweden), to an investor group arranged by Impilo AB, a Swedish investment company focused on Nordic healthcare investments. Euro Accident Sweden provides health insurance, predominantly personal medical insurance or PMI which is an enhanced medical policy that supplements a national health care plan provided to large group and individuals.

The estimated sale price for this transaction is $138 million, which would result in an estimated pre-tax gain on sale of $3 million, which is net of a negative realized FX translation impact of $22 million. Since this transaction is based in Swedish Krona (SEK) and will reflect certain closing adjustments, the final price and gain on sale will vary accordingly. The transaction is expected to close in late 2019 or early 2020, subject to customary closing conditions and regulatory approvals.
National General Chief Executive Officer Barry Karfunkel stated: "The sale of Euro Accident Sweden will allow us to continue to focus on our growing domestic A&H business. This transaction will also allow us to simplify our operations, legal and financial structure, and allow us to continue to allocate resources to domestic initiatives and opportunities. I would like to thank the Euro Accident team for what they have accomplished over the past six years turning an agency into a full-fledged Swedish insurance company."
Euro Accident Sweden net earned premium was $50 million for the first six months of 2019 and $111 million for full year 2018. Euro Accident Sweden's contribution to National General's pre-tax earnings was a loss of $3 million for the first six months of 2019 and a pre-tax gain of $3 million for full year 2018.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate" and "believe" or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of investments, development of claims and the effect on loss reserves, large loss activity including hurricanes and wildfires, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, the effect of unpredictable catastrophic losses, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, the effects of tax reform, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with third party or vendor agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company's filings with the Securities and Exchange Commission.

Investor Contact
Paul Anderson
Director of Investor Relations
Phone: 212-380-9462
Email: Paul.Anderson@NGIC.COM